UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sypris Solutions, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. ET
Tuesday, May 9, 2017

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect the three Class III members of the Board of Directors named in this Proxy Statement.
(2) An advisory approval of the Company’s named executive officer compensation.
(3) To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

RECORD DATE	Holders of record of Sypris Solutions, Inc. common stock at the close of business on March 15, 2017 are entitled to vote at the meeting.

ANNUAL REPORT ON FORM 10-K	The Company’s 2016 Annual Report on Form 10-K, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. If you are a holder of record, you can vote your shares in one of four ways:
(1)	Visit the website noted on your proxy card to vote via the Internet;
(2)	Use the toll-free telephone number on your proxy card to vote by telephone;
(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or
(4)	Attend the meeting in person.

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instructions card with these proxy materials from that organization rather than from us. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice.

John R. McGeeney

Vice President, General Counsel and Secretary

April 5, 2017

Important Notice Regarding the Availability of Proxy Materials

The notice of annual meeting of stockholders to be held on May 9, 2017, this Proxy Statement, form of proxy card and the Sypris Solutions 2016 Annual Report on Form 10-K are available at www.sypris.com/proxymaterials.

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. (the “Board”) of proxies to be voted at our 2017 annual meeting of stockholders and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.” We refer to our 2017 annual meeting of stockholders as the “Annual Meeting.”

You are cordially invited to attend the Annual Meeting on May 9, 2017, beginning at 10:00 a.m. ET. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement on or about April 5, 2017, to holders of our common stock (“Common Stock”) at the close of business on March 15, 2017, which is the “Record Date” for the Annual Meeting.

Proxies, Quorum and Voting Procedures

Proxies

Stockholder of Record: Shares Registered in Your Name

Your vote is important. If you are a stockholder of record, you may (a) vote in person at the meeting, (b) vote by proxy using the enclosed proxy card, (c) vote by proxy over the telephone, or (d) vote by proxy on the Internet, in each case as described below. You may still attend the meeting and vote in person even if you have already voted by proxy. In order to vote over the Internet or via telephone, please call the number or go to the website identified on the enclosed proxy card and follow the instructions. The Internet and telephone voting facilities will close at 12:01 a.m. EDT on May 9, 2017.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote before the deadline) or by voting by ballot at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instructions card with these proxy materials from that organization rather than from us. Simply complete and mail the voting instructions card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy.

Quorum

The Amended and Restated Bylaws of the Company provide that the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting are necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists, but shares held by a broker, bank or other nominee and not voted on any matter will not be counted for such purpose. Therefore, if you hold shares through a broker, bank or other nominee it is important that you contact your broker with your voting instructions. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Required Vote

All shares entitled to vote and represented by proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions provided. If you hold shares through an account with a broker, bank or other nominee, and you fail to provide voting instructions to your broker, bank or other nominee either using your voting instruction card or by telephone or over the Internet in accordance with the instructions provided, then your shares will not be voted with respect to any of the proposals being considered at the Annual Meeting. Therefore, if you hold shares through a broker, bank or other nominee it is important that you provide your broker with your voting instructions.

Election of Directors

Under Delaware law and our Amended and Restated Bylaws, the three nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, for election as Class III directors will be elected at the conclusion of the tabulation of votes. A “withhold” vote with respect to the election of one or more directors will not affect the outcome of the election of directors.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the advisory approval of the Company’s executive compensation. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

If you submit a proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy. As of the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Holders of Common Stock at the close of business on March 15, 2017, the Record Date, are entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

At the close of business on the Record Date, there were 21,327,078 shares of Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between 8:30 a.m. and 5:30 p.m. local time.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 9,216,848 shares or 42% of the Company’s outstanding Common Stock. For additional information on ownership of Common Stock by the Gill family, see the heading Stock Ownership of Certain Beneficial Owners and Management.

Multiple Stockholders Sharing the Same Address

Multiple stockholders who share a single address will receive only one Annual Report on Form 10-K and Proxy Statement at that address. This practice, known as “householding,” reduces printing and postage costs. However, if you wish to receive a separate copy of the Annual Report on Form 10-K or Proxy Statement in the future, you may contact your broker, bank or other nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your bank, broker or other nominee directly or by contacting Sypris in the same manner described above.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

Notice Regarding Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting described above. These rules allow companies to provide access to proxy materials in one of two ways – by either providing stockholders notice of the availability of the materials via the Internet or by delivering a full set of the materials to stockholders. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly accessible website. The notice of the Annual Meeting of Stockholders, Proxy Statement, form of proxy card and 2016 Annual Report on Form 10-K are available at www.sypris.com/proxymaterials.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”). The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition and operation, director compensation and risk management. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on an annual basis, and reporting any recommended changes to the Board. A copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2016, the Board held four regular meetings and twelve special meetings, and the committees (all together) held fifteen meetings. All directors attended more than 75% of the Board meetings and meetings of committees of which they are members, other than Robert F. Lentz who attended approximately half of the meetings. Mr. Lentz resigned from the Board on January 27, 2017. Although the Company does not have a formal policy regarding attendance by directors at the Company’s annual meeting of stockholders, nine of the ten directors attended the 2016 Annual Meeting.

Independence

The Board has determined that John F. Brinkley, Gary L. Convis, William G. Ferko, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent” as defined by NASDAQ’s listing standards. Each of our Audit and Finance, Compensation, and Nominating and Governance Committees is composed only of independent directors as identified below under the heading “Committees of the Board of Directors.”

In December 2016, the independent directors selected Robert Sroka to serve an additional one-year term as Lead Independent Director. Mr. Sroka, as Lead Independent Director, presides over periodic independent sessions of the Board in which only independent directors participate. Additional information regarding the role of the Lead Independent Director, is provided below under the heading “Board Leadership and Risk Oversight.” Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group, may do so by writing to the Lead Independent Director, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board welcomes communications from our stockholders. Stockholders may send communications to the Board or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any stockholder correspondence addressed to the Board or to any director in particular, in care of the Company, is forwarded by us to the addressee.

Committees of the Board of Directors

During 2016, the Board had three standing committees: the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Gary L. Convis, William L. Healey, Sidney R. Petersen and Robert Sroka (Chairman). Each member of the Audit and Finance Committee satisfies the additional requirements of the SEC and NASDAQ for audit committee membership, including the heightened independence requirements and the financial literacy requirements. The Board of Directors has also determined that Robert Sroka qualifies as an “audit committee financial expert” as defined by SEC rules. During 2016, the

Audit and Finance Committee met five times. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the committee’s functions. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee

The current members of the Compensation Committee are John F. Brinkley, Gary L. Convis, William G. Ferko and William L. Healey (Chairman). During 2016, the Compensation Committee met six times. Each member of the Compensation Committee satisfies the heightened independence requirements of the NASDAQ for compensation committee membership. The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of executive officers and reviewing the compensation of directors. The Compensation Committee generally approves equity awards for the Company’s other employees and non-equity compensation for the Company’s executive officers. However, the Compensation Committee has delegated to the Company’s Chief Executive Officer the discretion to award to non-executive employees in any one calendar year up to 100,000 stock options in the aggregate, with a maximum individual award of 10,000 stock options. The Company’s Chief Executive Officer, with assistance from the Corporate Director of Human Resources and his support staff, provides recommendations to the Compensation Committee regarding compensation for those employees reporting directly to the Chief Executive Officer. However, the Compensation Committee retains full authority to modify any compensation recommendations by the Chief Executive Officer or other members of management.

In 2016, the Company’s management engaged the assistance of Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to assist the Compensation Committee in reviewing total compensation for the Company’s named executive officers, other key employees and directors. Pearl Meyer provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions regarding the Chief Executive Officer, the Company’s other executives and the directors. Over the past 9 years, direct access to Pearl Meyer has been made available to the Compensation Committee, with or without management in attendance, on an “as needed” basis to review various issues related to executive compensation. On various occasions, and most recently in October of 2013, the non-employee directors and certain members of the Company’s management met with Pearl Meyer for an overview of the services being provided to the Company’s management. The Company’s management has also engaged Pearl Meyer for assistance with general trends in compensation and requested clarification on the appropriate compensation benchmarks for unique or “hybrid” job descriptions. Pearl Meyer’s work in this area did not raise any conflict of interest concerns for the fiscal year 2016 or prior years, based on a review of fees paid and disclosures provided by Pearl Meyer in an annual written questionnaire delivered to the Company. For compensation decisions affecting 2017, the Company and the Compensation Committee intend to continue to utilize the assistance of Pearl Meyer.

The Compensation Committee operates pursuant to a formal written charter that sets out the functions that it is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are John F. Brinkley (Chairman), William G. Ferko and Robert Sroka. During 2016, the Nominating and Governance Committee met three times. The functions of the Nominating and Governance Committee include reviewing and recommending nominees to the Board for election as directors of the Company and evaluating the performance and effectiveness of the Board. The Nominating and Governance Committee also makes recommendations to the Board from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to assess candidates for inclusion in the Company’s recommended slate of independent director nominees. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints and backgrounds on the Board, including diversity of religions, races, genders, nationalities, educational backgrounds, work experiences and extracurricular interests, which can have a positive impact on the business. A mix of talents, backgrounds, experiences and geographic locations of the individual Board members is also important and is considered in the evaluation of potential candidates. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as a candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and manufacturing or service operations.

Each of the three nominees for election at the Annual Meeting, Gary L. Convis, William G. Ferko, and Jeffrey T. Gill, are currently serving as directors and were previously elected by stockholders. To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, subject to any rights stockholders have to nominate director candidates under our Amended and Restated Bylaws, the Company’s policy is not to seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date. In light of the Company’s current size, market position and historically low rates of director turnover, the policy of the Nominating and Governance Committee has been to develop and maintain contacts with potential candidates for future membership on the Board of Directors, primarily through the business relationships of the Company’s current and former officers and directors. In light of recent efforts to streamline and refocus the Company, the Board will consider whether to fill any vacancy which develops in connection with any director’s resignation, retirement or death, on a case-by-case basis.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the committee’s functions. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Board Leadership and Risk Oversight

The Board consists of our Chairman of the Board, President and Chief Executive Officer, Jeffrey T. Gill, R. Scott Gill and six independent directors. Additionally, the independent directors annually select a Lead Independent Director. Our independent directors generally meet in executive session, chaired by our Lead Independent Director, several weeks in advance of each regularly scheduled Board meeting. During 2016, the Lead Independent Director presided over four such meetings, reported to the Board on the results of such meetings and periodically inquired of the independent directors with any ongoing changes in their respective biographies, any related person transactions and any potential conflicts of interest. The Board has three standing committees—Audit and Finance, Compensation, and Nominating and Governance, each of which is comprised solely of independent directors.

The Board with and through its committees is actively involved in oversight of risks that could affect the Company. While the oversight of certain risks related to compensation, financial or governance matters is conducted primarily through designated committees of the Board, as disclosed more fully in the charters of each of such committees, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Audit and Finance Committee is generally responsible for oversight of the Company’s relationship with its public accountants, financial reporting and internal controls, debt and credit agreements, and other financial compliance matters. The Compensation Committee is generally responsible for oversight of the recruitment, retention and motivation of the Company’s executive management and other employees, including compensation, performance evaluation processes and succession planning matters for directors, officers and other key personnel. The Nominating and Governance Committee is generally responsible for oversight of the nominating and self-evaluative processes with respect to service on the Board, and for oversight of other corporate governance matters.

Pursuant to our Amended and Restated Bylaws, our Guidelines and general practices, the Board reviews and determines the best board leadership structure for the Company at least annually. As part of our periodic board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides an effective and efficient structure for the Company and stockholders.

In October 2016, the Board appointed the Company’s President and Chief Executive Officer, Jeffrey T. Gill, also to serve as the Chairman of the Board, after the death of his father Robert E. Gill, who guided the Board for 33 years with distinguished service as Chairman for the Company and its predecessor. We believe this transition of our board leadership structure will be effective in providing continued stability to the Company. We believe that having Mr. Jeffrey T. Gill serve as Chairman of the Board, President and Chief Executive Officer, respectively, benefits the Company by enabling him to contribute his extensive, in-depth knowledge of Sypris’ business to both the Board’s deliberations and the Company’s operations. Further, having independent chairs for each of the Audit and Finance, Compensation and Nominating and Governance Committees, as well as a Lead Independent Director, is designed to ensure that the Board provides significant independent and objective oversight. Together with regular executive planning, analysis and reporting, we believe that this structure will continue to provide the Company both with strong leadership and effective Board oversight of the material risks and opportunities facing the Company on an ongoing basis. We believe this leadership structure is also consistent with our efforts to streamline the Company’s operations during this period of transition.

Code of Conduct

We have a corporate responsibility and compliance program which includes a written code of conduct. We require all employees, including all officers and senior level executives, to adhere to our code of conduct in addressing the legal and ethical issues encountered in conducting their work. The code of conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of conduct or other Company policies and procedures. The code of conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of conduct can be found on our corporate website at www.sypris.com. We intend to post amendments to or waivers from our code of conduct (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller) on our website.

Transactions with Related Persons

The Company’s code of conduct requires all directors, executive officers and other employees of the Company to disclose and seek prior approval of any transaction with a related person. The Company’s directors, including the Chairman, Chief Executive Officer and President, must report any potential conflict of interest to the Audit and Finance Committee, in accordance with the Guidelines and the Audit and Finance Committee Charter. The other executive officers must report any potential conflict of interest to the President and Chief Executive Officer. The Audit and Finance Committee may approve, ratify or reject the transaction or refer the transaction to the full Board or other appropriate committee of the Board, in its discretion. In addition, the Company requires each director, director nominee and executive officer to disclose any transactions involving related parties, or other potential conflicts of interest, in an annual written questionnaire. For 2016, with the exception of the information reported below, no related person transactions (as defined in Item 404(a) of Regulation S-K) were reported or otherwise discovered by the Company. This section describes certain transactions that involve directors and executive officers of the Company and their affiliates.

The Company is a member of Columbus Insurance Ltd. (“Columbus”), a captive insurance entity that reinsures general liability, automobile liability, auto physical damage, and workers compensation insurance. Mr. Anthony C. Allen, is an executive officer of the Company, and as the Company’s representative, is a Director of Columbus and has been appointed as the Chairman of the Columbus Finance Committee and as Treasurer. Mr. Allen receives no compensation for his services to Columbus. Each member of Columbus is a shareholder with one vote under a simple majority governing structure.

From March 2, 2015 through December 31, 2016, the Company’s subsidiary, Sypris Electronics, LLC (“SE”), employed Dean Carpenter in the role of business development manager relating to the sales and marketing of cyber operations and analytics. During 2016, Mr. Carpenter received approximately $142,100 for his service as an employee of SE and approximately $39,810 for reimbursement of expenses including meals, airfare and per diem allowances and transportation. Approximately $55,462 of his compensation, and approximately $23,014 of the reimbursements that were paid to Mr. Carpenter during 2016, were paid by the Company, acting as an administrator on behalf of Analog Devices, Inc. (“ADI”), following the sale of certain business lines of SE to ADI on August 16, 2016 (the “CSS Sale”). Under the terms of the parties’ Transition Services Agreement (“TSA”), Mr. Carpenter’s base salary, 401(k), health insurance, life insurance and other benefits were reimbursed by ADI for a post-closing, transitional period. Mr. Carpenter is the brother-in-law of John J. Walsh, who was an executive officer of the Company until August 16, 2016, when he resigned from that position in connection with the CSS Sale. Effective, January 1, 2017, Mr. Carpenter and Mr. Walsh became employees of ADI and are no longer compensated, directly or indirectly, by the Company. See the Summary Compensation Table and related footnotes below for further disclosure relating to compensation paid to Mr. Walsh.

In connection with the Company’s March 12, 2015 amendment to its Revolving Credit and Security Agreement with PNC Bank, N.A., the Company issued a subordinated promissory note (as amended, the “Note”) to Gill Family Capital Management, Inc. (“Gill Family Capital”) in the principal amount of $4,000,000. Mr. Jeffrey T. Gill and Mr. R. Scott Gill are the principal shareholders of Gill Family Capital, and serve as its Co-Presidents and Treasurer and Secretary, respectively. The principal amount of the Note has been increased twice from the original amount of $4,000,000, by an additional $1,500,000 on June 11, 2015, and by an additional $1,000,000 on February 26, 2016. The Promissory Note, as amended, matures on January 30, 2019, and is secured by certain assets of the Company, including patents, trademarks, and real property located in the U.S. and bearing an interest rate of 8.00% per year, with the interest due and payable in quarterly installments commencing on October 2, 2016. As of April 5, 2017, the total interest paid under the Note was $978,444. The Note contains no pre-payment penalties.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Crowe Horwath LLP has served as the Company’s independent registered public accounting firm since and including 2014. Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant for the Company with respect to its 2017 financial statements, the Audit and Finance Committee has approved the interim engagement of Crowe Horwath LLP to perform audit and audit-related services with respect to 2017. The Audit and Finance Committee’s selection process includes consideration of the following factors: continuity of experience with the Company’s business, internal controls and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence and integrity; and reasonableness of fees. The Audit and Finance Committee has approved the fees described below for 2016. The Audit and Finance Committee believes that the fees paid for non-audit services are compatible with the independence of Crowe Horwath LLP.

Representatives of Crowe Horwath LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Independent Registered Public Accounting Firm for Fiscal Years 2016 and 2015

Crowe Horwath LLP Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Crowe Horwath LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, and reviews of the consolidated quarterly financial statements included in the quarterly reports on Form 10-Q and fees billed for other services rendered by Crowe Horwath LLP for the years ended December 31, 2016 and December 31, 2015.

	Years Ended December 31,
	2016	2015
Audit Fees (1)	$350,000	$360,000
Audit-Related Fees (2)	—	41,500
Tax Fees (3)	70,113	76,959
All Other Fees (4)	—	—

Total	$420,113	$478,459

(1)	Audit Fees include fees associated with reviews of the Company’s quarterly reports on Form 10-Q, consultation regarding accounting and reporting matters related to the audit and review of documents filed with the SEC for 2016 and 2015.

(2)	Audit-Related Fees principally include fees incurred for the partial audit of a potential business acquisition and other agreed upon procedures performed in 2015.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax provision, review of state and local income tax planning opportunities and foreign tax research.

(4)	All Other Fees consist of fees other than Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants, either by a majority vote at any meeting of the committee at which a quorum is present or by the committee’s authorized delegate for approvals between meetings, all of which are reported to the committee at its next meeting. These services may include audit services, audit-related services, tax services and other services. With some exceptions for certain longer-term projects, pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants under the categories Audit-Related and Tax described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.

The Audit and Finance Committee met privately with both the independent public accountants and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting. The Company’s independent public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements to U.S. generally accepted accounting principles. The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Crowe Horwath LLP the Company’s draft of Annual Report on Form 10-K for the year ended December 31, 2016, including the Company’s audited financial statements, and met separately with both management and Crowe Horwath LLP to discuss and review those materials prior to issuance and filing with the SEC. Management has represented, and Crowe Horwath LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee also discussed with Crowe Horwath LLP matters required to be discussed by the United States Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit and Finance Committee has received from the independent public accountants the written disclosures and the letters required by applicable requirements of the PCAOB regarding the independent public accountant communications with the Audit and Finance Committee concerning independence, has discussed with the independent public accountants their independence from the Company and its management, and has considered whether the independent public accountants’ provision of non-audit services to the Company is compatible with maintaining the auditor’s independence. Crowe Horwath LLP has confirmed by letter that, in their professional judgment, they are independent of the Company. The Audit and Finance Committee is not aware of any issues which could impair the independence of Crowe Horwath LLP.

The Audit and Finance Committee reviewed and pre-approved Crowe Horwath LLP’s proposed audit plans, audit scope, identification of audit risks and fees, either by vote of the committee or by approval of the committee’s authorized delegate acting between meetings. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Crowe Horwath LLP.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Robert Sroka (Chairman)

Gary L. Convis

William L. Healey

Sidney R. Petersen

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board will consist of three Classes, serving three year terms, and that the Board will maintain as equal a number of Directors in each Class as possible. Currently, the Board consists of two Class I Directors, two Class II Directors, and four Class III Directors. Accordingly, the Board has nominated three of the current Class III Directors: Gary L. Convis, William G. Ferko, and Jeffrey T. Gill, to be elected at the Annual Meeting as Class III directors whose terms will expire in 2020. While Mr. Petersen has not been nominated to another term as a Class III Director, on March 14, 2017, the Board expanded Class I from two to three directors and appointed Mr. Petersen to serve as a Class I Director to fill this new vacancy, effective beginning at the 2017 Annual Meeting, immediately upon the expiration of his current term as a Class III Director. The Board has also reduced Class III from four to three directors, effective as of the 2017 Annual Meeting. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board. Set forth below are the principal occupations of and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting. The biographies of each of the nominees and continuing directors that follow contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and shares held by a broker as nominee and not voted are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board recommends a vote FOR the election of the above-named nominees as Class III directors.

CLASS III DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2020

Gary L. Convis Age 74	Gary L. Convis has served as a director of Sypris Solutions, Inc. since November 2013. Mr. Convis has served as Senior Advisor for Bloom Energy, a provider of solid oxide fuel cell technology, since November 2013 and as Chief Operations Officer from January 2012 until November of 2013. Mr. Convis served as Special Advisor to the Chief Executive Officer and President of Dana Holding Corporation from January 2010 to December 2011 and as Vice Chairman of Dana Holding Corporation from January 2009 to December 2009. Mr. Convis served as Chief Executive Officer and President of Dana Holding Corporation from April 2008 to January 2009. From 2003 to 2007, Mr. Convis served as an Executive Vice President of Toyota Motor Engineering & Manufacturing North America, Inc. and as Managing Officer of Toyota Motor Corp from May 2003 to July 2007. He started his career with Toyota in 1984 as part of the start-up team for New United Motor Manufacturing, Inc., Toyota’s joint venture with General Motors. Additionally, Mr. Convis served 16 years with Ford Motor Corporation following a three-year tenure with General Motors. Mr. Convis has served on the Board for a number of companies, including Toyota Motor Manufacturing Kentucky Inc., where he served as Chairman of the Board (from May 2006 to July 2007); Cooper-Standard Holdings Inc. (from 2007 to May 2010); Dana Holding Corporation (from January 2008 to December 2009); Compass Automotive Group (from 2007 to December 2013), an aluminum die cast company; and Achates Power, Inc. (since 2007), a developer of two stroke opposing position diesel engines. Mr. Convis is a member of the Audit and Finance Committee and the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in the commercial vehicle, off highway and automotive industries and as a former public company Chief Executive Officer in the automotive sector, Mr. Convis’ continued service as a director is in the Company’s best interest.

William G. Ferko Age 62	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko currently serves as a private investor and since January 2015 as a consultant providing senior-level financial advisory services. From April 2009 until May 2014, Mr. Ferko served as Senior Vice President for Republic Bank & Trust Company and also served as the Chief Risk Management Officer from April 2009 through December 2012. From January 2008 through January 2009, Mr. Ferko served as Chief Financial Officer for Philips BU Professional Luminaires North America, a manufacturer of lighting fixtures and controls. From 1998 through January 2008, he served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, the predecessor to Philips BU Professional Luminaires North America. Prior to 1998, he served in several finance positions for Tenneco Inc., including its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Since October 2015, Mr. Ferko has served as the Chairman of Dismas Charities Inc. and previously as a Director for Dismas Charities, private not-for-profit entities providing re-entry programs for offenders. Mr. Ferko is a member of the Nominating and Governance Committee and the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in finance, accounting and audit functions, and public policy, Mr. Ferko’s continued service as a director is in the Company’s best interest.

Jeffrey T. Gill Age 61	Jeffrey T. Gill has served as Chairman, President and Chief Executive Officer of Sypris since October 2016 and as President and Chief Executive Officer of Sypris and its predecessor from 1992 to September 2016. Mr. Gill served as Executive Vice President of Sypris’ predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. Mr. Gill has served as a director of Sypris and its predecessor since 1983. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters and management, Mr. Gill’s continued service as a director is in the Company’s best interest.

CLASS III DIRECTOR REAPPOINTED TO CLASS I FOR A TERM EXPIRING IN 2018

Sidney R. Petersen Age 86	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is a member of the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, strategic planning and as a former public company Chief Executive Officer and Board Chairman, Mr. Petersen’s continued service as a director is in the Company’s best interest.

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2018

John F. Brinkley Age 79	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in the general management, strategic planning and management, marketing, and leadership of a large organization in the automotive sector, Mr. Brinkley’s continued service as a director is in the Company’s best interest.

William L. Healey Age 72	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation. Mr. Healey is Chairman of the Compensation Committee and is a member of the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in strategic planning and as a former public company Chief Executive Officer in the electronics sector, Mr. Healey’s continued service as a director is in the Company’s best interest.

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2019

R. Scott Gill Age 58	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill served as Managing Broker for Baird & Warner, a residential real estate brokerage firm, from June 2007 to October 2011. From June 2005 to June 2007, he served as a Managing Member of Astor & Longwood, LLC, a real estate development and investment company. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005 and as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill. The Nominating and Governance Committee believes that based on his experience, in-depth knowledge of the Company and expertise in public policy and business management, Mr. Gill’s continued service as a director is in the Company’s best interest.

Robert Sroka Age 67	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Partner of Rockland Advisory Group, an investment banking firm since May 2010, and served as Managing Director of Corporate Solutions Group, LLC, an investment banking firm, from December 2003 until May 2010. Mr. Sroka also served as Managing Partner of Lighthouse Partners, a private investment and business consulting company, from 1998 to 2005. From June 2007 until his resignation in August 2009, Mr. Sroka was a director of North Shore Acquisition Corp., a blank check company. From November 2004 until February 2007, Mr. Sroka was a Vice President of Ardent Acquisition Company, a blank check company that merged with Avantair, Inc. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He also has served as a director of Stampede Meats, Inc., a supplier of processed meat products, since 2008 and Pet Partners LLC, a provider of veterinary services, from June 2014 until May 2016. He is Chairman of the Audit and Finance Committee, a member of the Nominating and Governance Committee and serves as the 2017 Lead Independent Director. The Nominating and Governance Committee believes that based on his experience and expertise in finance, investment banking and diverse board service, Mr. Sroka’s continued service as a director is in the Company’s best interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 15, 2017, for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the person who in 2016 served as the President and Chief Executive Officer of the Company; (d) the two other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Jeffrey T. Gill (1)	6,802,543	31.0%
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222

R. Scott Gill (2)	5,672,971	26.6%
1407 Wild Cat Hollow
West Lake Hills, Texas 78746

GFP I, LP (3)	3,274,666	15.4%
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805

Gill Family Capital Management, Inc. (4)	3,274,666	15.4%
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805

John F. Brinkley (5)	62,798	*
Gary L. Convis (6)	220,000	1.0
William G. Ferko	94,734	*
William L. Healey (7)	72,668	*
Sidney R. Petersen (8)	113,841	*
Robert Sroka	167,238	*
Anthony C. Allen	325,911	1.5%
John R. McGeeney	236,555	1.1%
Current directors and executive officers as a group (13 persons) (9)	11,030,399	51.7%

Dimensional Fund Advisors LP (10)	1,094,145	5.15%

*	Less than 1%.

(1)	Includes 400,000 shares issuable under currently exercisable stock options, 200,000 shares issuable under stock options which become exercisable on April 1, 2017, and 23,975 shares owned by Jeffrey T. Gill’s wife, Patricia G. Gill, with respect to which Jeffrey T. Gill and his wife share voting and investment power. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 38.20% ownership interest, of which Patricia G. Gill is a limited partner holding a 2.29% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 17.61% ownership interest. Gill Family Capital Management, Inc., a Kentucky corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and was a named executive officer of the Company during 2016.

(2)	Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 40.95% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(3)	Voting and investment power is exercised through the General Partner. See footnotes (1) and (2).

(4)	In its capacity as General Partner. See footnotes (1) and (2).

(5)	Includes shares held by a family trust of which Mr. Brinkley is a trustee. Mr. Brinkley shares voting and investment power with respect to the shares held by the family trust.

(6)	Included shares held by a family trust of which Mr. Convis is a trustee. Mr. Convis shares voting and investment power with respect to the shares held by the family trust.

(7)	Includes shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(8)	Includes shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(9)	Includes 400,000 shares issuable under currently exercisable stock options and 200,000 shares issuable under stock options which become exercisable on April 1, 2017. Except as indicated above, the address of the Company’s directors and officers is 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

(10)	Based on a Schedule 13G/A filed February 9, 2017, with the SEC by Dimensional Fund Advisors LP. According to the filing, Dimensional Fund Advisors LP serves as investment adviser registered under Section 203 of the Investment Advisors Act of 1940 (the “Act”) and furnishes investment advice to four investment companies registered under the Act and serves as investment manager or sub-adviser to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the schedule were owned by the Funds on December 31, 2016, and Dimensional has disclaimed beneficial ownership of those securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) filings required to be made with the Securities and Exchange Commission by our directors, officers and other beneficial owners for the fiscal year 2016 were timely made.

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board and serve at the Board’s discretion. Set forth below are the ages, positions and certain other information regarding current and former executive officers of the Company, as applicable.

Jeffrey T. Gill Age 61	Jeffrey T. Gill has served as Chairman, President and Chief Executive Officer of Sypris since October 2016 and as President and Chief Executive Officer of Sypris and its predecessor from 1992 to September 2016. Mr. Gill served as Executive Vice President of Sypris’ predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. Mr. Gill has served as a director of Sypris and its predecessor since 1983. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Paul G. Larochelle Age 62	Paul G. Larochelle has served as Vice President Sales and Strategic Initiatives of Sypris since August 2015. From October 2009 to August 2015, Mr. Larochelle served as Vice President of Sypris and as President of its subsidiary, Sypris Technologies, Inc. Mr. Larochelle served in a number of increasingly responsible executive positions with Dana Corporation, a tier one automotive and heavy truck supplier from 1980 to 2009. In his last positions with Dana Corporation, Mr. Larochelle served as Vice President of the Structural Products Group from 2007 to 2009 and as Vice President of Engineering and Program Management from 2004 to 2007. During his tenure with Dana Corporation, Mr. Larochelle served as a member of the Executive Committee and on the Boards of Dana Canada and Chassis Systems, Ltd., a Dana joint venture in the United Kingdom. Mr. Larochelle holds a Bachelor of Science Degree in Engineering from Carleton University, Ottawa, Ontario, Canada and is fluent in French.

Anthony C. Allen Age 58	Anthony C. Allen has served as Vice President and Chief Financial Officer of Sypris since January 2015 and as Vice President, Treasurer, and Assistant Secretary of Sypris from December 2004 to December 2014. Mr. Allen served as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004 and as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen serves as a Director and Chairman of the Finance Committee for Columbus Insurance Ltd., a captive reinsurance entity of which the Company is a member; he was appointed as Treasurer in January 2015. Mr. Allen has served as a director of CafePress Inc., an online retailer of personalized products, since May 2015. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

Richard L. Davis Age 63	Richard L. Davis has served as Vice President Audit and Compliance since August 2015. From January 1997 until July 2015, Mr. Davis served as Senior Vice President of Sypris, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 60	John R. McGeeney has served as Vice President, General Counsel and Secretary of Sypris since August 2011 and as General Counsel and Secretary from June 2003 to July 2011. Mr. McGeeney was Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and served as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

Stephen W. Straub Age 60	Stephen W. Straub has served as Vice President Operations of Sypris since August of 2015. Mr. Straub has also served as Vice President of Operations of Sypris Technologies, Inc. since November of 2007. From February of 2007 to November of 2007, Mr. Straub served as Manufacturing Manager for Southern Motor Company, LLC, a manufacturer of modern classic passenger vehicles. From 2000 to 2007, Mr. Straub served in a number of increasingly responsible executive positions in the commercial vehicle systems area for ArvinMeritor, Inc., a tier one automotive and heavy truck supplier. In his last position, Mr. Straub served as Senior Director of Operation, Trailer Systems with ArvinMeritor, Inc. Mr. Straub holds a Bachelor of Science degree in Mechanical Engineering from the University of Michigan, Ann Arbor and has authored several patents for axle shafts and aviation igniter and ignition systems, and is a Registered Professional Engineer licensed in the State of Michigan.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s President and Chief Executive Officer, and the two other most highly compensated executive officers who served in such capacities as of December 31, 2016 (the “named executive officers” or “NEOs”), for services rendered to the Company during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(i)(3)	(j)
J.T. Gill, Chairman, President and Chief	2016	498,173	—	—	82,380	38,656	619,209
Executive Officer	2015	622,385	—	—	164,260	64,769	851,414

A. C. Allen, Vice President & Chief Financial Officer	2016	276,260	125,000	75,250	59,715	18,322	554,547
	2015	333,269	—	51,250	—	38,956	423,475

J. R. McGeeney, Vice President	2016	295,000	112,500	75,250	9,953	21,596	514,299
General Counsel & Secretary	2015	332,142	—	51,250	—	41,777	425,169

Former Principal Officer - through August 16, 2016:

Name and Former Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(i)(3)	(j)
J. J. Walsh, Vice President (4)	2016	333,000	210,000	—	9,953	15,276	568,229
	2015	355,769	—	51,250	—	44,063	451,082

(1)	The amount in column (d) reflects a discretionary bonus payments made in 2016 at the recommendation of the Board to certain officers and key personnel. See below for information regarding the discretionary bonus payments under the heading “Bonus Payments and Time-Based Equity.”

(2)	The amounts in column (e) and in column (f) reflect aggregate grant date fair value for each stock and option award granted during each fiscal year for each named executive officer in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts in 2016 and 2015 are included in Note 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC.

(3)	The amounts in column (i) include the aggregate dollar amounts of all perquisites and other compensation offered by the Company which included an annual automobile allowance for personal and business use, the Company’s 401(k) matching contributions, premiums on executive life insurance, premiums on long-term disability insurance, premiums for long-term care insurance (for Mr. Gill and his spouse), taxes owed with respect to payments relating to such insurance policies and a variety of other, routine perquisites, including complimentary or discounted food and drink, entertainment and related travel, clothing, gifts or similar benefits which in the aggregate are less than $5,000 in value per year.

(4)	The amounts reported in columns (c), (i) and (j) include various amounts, totaling $128,339 of the compensation that was paid to Mr. Walsh on behalf of ADI in connection with a Transition TSA between SE and ADI, as part of the CSS Sale. Under the terms of the TSA, base salary, 401(k), health insurance, life insurance and other benefits were reimbursed by ADI for Mr. Walsh for a transitional period. As of January 1, 2017, Mr. Walsh became an employee of ADI and is no longer compensated by the Company, but will receive certain ongoing business expense reimbursements from SE on behalf of ADI under the terms of the TSA.

Compensation Overview

The fundamental objectives of the Company’s executive compensation program are: to attract, retain and motivate highly competent executives necessary for Sypris’ growth and leadership and to foster the creation of stockholder value through close alignment of the financial interests of executives with those of Sypris’ stockholders. The main components of the Company’s executive compensation program are annual salaries, long-term incentives consisting of time-based equity and cash bonus awards.

From time to time, the Company has also utilized a number of alternative compensation strategies to retain and motivate key employees and executive officers to meet both near-term and longer-term financial and strategic goals. These strategies reflect the key principles and approaches applied to achieve the desired results for those compensation elements that are awarded, earned by and paid to each of our named executive officers. Over the past several years, the Company has encountered economic uncertainty and other difficulties as it transitioned its business from its largest customers. The Company has had to adjust its compensation strategies to meet these challenges. In 2015, we asked our NEOs to reduce their base salaries. In addition, we also entered into one-year employment agreements with Messrs. Allen, Walsh and McGeeney. In 2015 and again in 2016, we entered change-in-control agreements with Mr. Walsh. These agreements were intended to serve an important retention purpose while the Company transitioned through a difficult period. See below under “Recent Compensation Actions” for a discussion of the recent base salary reductions and our entry into agreements with Messrs. Allen, Walsh and McGeeney in 2015 and 2016.

The Company has a strong commitment to develop its key employee base and to focus on sustaining long-term strategic growth despite fluctuations in market conditions. Accordingly, the Company has implemented a multifaceted approach to compensating employees, using tools that allow for flexibility and effective motivation. At times, the Company has incorporated retention based incentive cash awards along with time vested restricted stock awards and non-qualified stock options in an effort to deliver a short and long-term impact on employee motivation and productivity which illustrates the Company’s respect for, and the value that the Company ascribes to, its employees’ contributions.

401(k) Program

All employees in the United States not covered by a collective bargaining agreement, including the NEOs, are automatically enrolled in the Company’s 401(k) retirement savings plan (“401(k) Plan”), a tax-qualified plan. Employees may opt out of the plan or may elect to change their contribution in increments of 1% of pre-tax salary. Those employees who are covered by a collective bargaining agreement are also automatically enrolled in the Company’s 401(k) Plan in accordance with the terms of each such respective agreement. Under the plan, the Company generally will match 50% of each employee’s contributions, up to a maximum Company contribution of 3% of eligible salary.

Bonus Payments and Time-Based Equity

In January of 2016, the Board of Directors approved a bonus plan and potential bonus pool amounts for the fiscal year 2016 (the “2016 Bonus Plan”) for certain Executive Officers and other key employees, including Mr. Allen, Mr. McGeeney and Mr. Walsh. The 2016 Bonus Plan was to be funded by the Company, subject to the discretion of the Compensation Committee, considering the year-over-year improvement in earnings before interest and taxes for each subsidiary as reported in its financial statements, excluding the impact of one-time, non-operating items and after having eliminated the financial results of divested operations, if any. Based on the Company’s financial results, the performance goals of the 2016 Bonus Plan were not achieved and therefore no bonus awards were paid under the 2016 Bonus Plan.

In 2015 and again in 2016, the Company also issued Change-In-Control Agreements (“CIC Agreements”) for certain employees of Sypris Electronics, including Mr. Walsh, which would provide for certain benefits including cash bonuses and accelerated vesting of equity awards, in the event that all, or substantially all, of the assets of Sypris Electronics were acquired by a third party. Although the ultimate sale transaction with Analog Devices, Inc. for the CSS business was for less than all, or substantially all, of the SE business, the Board determined that the additional efforts made by these employees should be rewarded. In connection with the sale of the CSS business, the Board approved accelerated vesting for all outstanding shares of restricted stock and stock options as well as the incentive bonuses consistent with what was otherwise contemplated in each participant’s CIC Agreement. Mr. Walsh received a bonus in the amount of $210,000 or approximately 0.5% of the proceeds from the CSS sale.

In September of 2016 and December of 2016, the Board also awarded certain Executive Officers and other key employees, including Mr. Allen and Mr. McGeeney, a special cash bonus and equity award for the individual contributions to the Company’s successful completion of transactions between the fiscal years 2015 and 2016 as part of its strategic actions, including the CSS sale, the sale of property in Toluca, Mexico and the sale of its manufacturing facility in Morganton, North Carolina. Mr. Allen and Mr. McGeeney received cash bonuses of $125,000 and $112,500, respectively. Mr. Allen and Mr. McGeeney each received a total of 50,000 shares of restricted stock in connection with these awards. The restricted stock awards will vest on the fourth anniversary of the grant date.

On an annual basis, over the past several years, grants of time-based equity have been issued to executive officers and other key employees under the 2015 Sypris Omnibus Plan. The estimated long-term economic value of each grant is targeted, in bands of share award levels, to be approximately equal to the 25th percentile of comparable equity awards, as indicated by market survey information provided by Pearl Meyer. The grants to Mr. Allen and Mr. McGeeney during 2016 were below the 25th percentile target due to the Company’s view of the long-term value of the common stock. The grants are awarded as restricted stock or options to purchase our Common Stock. The initial recommendations for these equity awards are developed by the Company’s Corporate Director of Human Resources and the President and Chief Executive Officer. All awards of equity as well as cash bonuses are subject to the final review and approval of the Compensation Committee, or in the case of the Chairman, President and Chief Executive Officer, are subject to the recommendation of the Committee with the final review and approval of the full Board. In 2016, the Board also approved additional one-time retention awards of restricted stock and stock options to certain key employees. In anticipation of the financial challenges facing the Company in fiscal year 2016, the Board believed that in order to preserve the Company’s strategic opportunities, it was critical that a select group of key employees be retained through this period. These one-time awards were intended to specifically retain such key employees through the anticipated recovery period.

Recent Compensation Actions

During 2015, the Board approved the reduction of Mr. J. T. Gill’s salary by approximately 11%, effective as of the first pay period in April 2015 and another 8% effective as of the first pay period in 2016. The Board also reduced the salaries of certain other executive officers, including by 10% for Mr. Allen and Mr. McGeeney, effective as of the first pay period in April 2015, and by another 10% and 8% respectively, effective as of the first pay period in August 2015, and by 10% for Mr. Walsh, effective as of the first pay period in April 2015. Additionally, in January 2016, the Board approved the elimination of the car allowance for the executive officers and offered those officers and other key employees the choice of an additional salary reduction in exchange for an award of non-qualified stock options, which included a 10% salary reduction election by Mr. Allen in exchange for 150,000 non-qualified stock options. The initial recommendations for these equity awards were developed by the Company’s President and Chief Executive Officer.

Effective as of March 5, 2015, the Company’s executive officers and certain other key employees, including Mr. Allen, Mr. McGeeney and Mr. Walsh, entered into one-year employment agreements with the Company which expired on March 4, 2016. Under those contracts, if terminated without cause then (i) these employees would have continued to receive their current salary for a period of 12 months following the date of termination, provided that if they became employed by another entity during such time, these employees would only receive 30% of such salary, and (ii) all of the employee’s outstanding restricted stock and stock options would have become 100% vested and remained exercisable until the expiration dates then in effect for any such stock options. In addition, the Company entered into two change-in-control agreements with Mr. Walsh, the first in March of 2015 and the second in March of 2016. Under such agreements, Mr. Walsh would receive an incentive bonus ranging from 0.5% to 1.25% of the sales proceeds of certain transactions involving all, or substantially all, of the assets of Sypris Electronics. After a change-in-control, if Mr. Walsh was terminated without cause or resigned for good reason then he would continue to receive his salary for the balance of the 18-month period following the date of such change in control, and his outstanding restricted stock and stock options would become 100% vested and remained exercisable until the expiration dates then in effect for any such stock options. These employment agreements and change-in-control agreements also contained confidentiality, non-compete and non-solicitation covenants by the employee during the term of the agreement and for certain periods after termination.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a ‘‘say-on-pay proposal’’). At the Company’s annual meeting of stockholders held in May 2016, approximately 98% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation and, therefore, did not change its overall approach in 2016, except with respect to the salary reductions and agreements described above under “Recent Compensation Actions.” The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Change in Control of the Company; Termination and Potential Payments

Stock options and restricted stock awards granted in 2016 and 2015 were awarded under the 2010 and 2015 Sypris Omnibus Plans, and are subject to accelerated vesting upon any change-in-control of the Company, pursuant to the terms of the Plan. For stock options, the valuations below reflect (i) the number of each such individual’s unvested stock options on December 30, 2016, multiplied by (ii) the amount, if any, by which the Company’s stock price on, December 30, 2016, exceeded the strike price of such options. For restricted stock, the valuations below reflect (i) the number of each such individual’s unvested shares of restricted stock on December 30, 2016, multiplied by (ii) the Company’s stock price on December 30, 2016. The respective values of the unvested shares of restricted stock calculated as of December 30, 2016, which would have become vested for the named executive officers in the event of such a change-in-control of the Company would have been as follows: $105,600 for Mr. Allen and $110,000 for Mr. McGeeney. Additionally, non-qualified stock options granted to each of Mr. Allen, Mr. McGeeney and Mr. J.T. Gill under the Company’s 2010 and 2015 Sypris Omnibus Plans would be subject to accelerated vesting upon a change-in-control of the Company, however, the Company’s stock price on, December 30, 2016, was below the strike price of any such options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(6)
Jeffrey T. Gill	4/1/2012	200,000(1)		4.05	4/1/2017
	4/1/2013		200,000(1)	3.96	4/1/2018
	4/1/2014		200,000(1)	2.80	4/1/2019
	4/1/2015		200,000(1)	2.05	4/1/2020
	4/1/2016		200,000(1)	1.00	4/1/2021

Anthony C. Allen	4/1/2014					20,000(4)	17,600
	4/1/2015					25,000(4)	22,000
	1/25/2016	150,000(2)		0.96	1/24/2020
	4/1/2016					25,000(4)	22,000
	9/26/2016					25,000(5)	22,000
	12/14/2016					25,000(5)	22,000

John R. McGeeney	4/1/2014					25,000(4)	22,000
	4/1/2015					25,000(4)	22,000
	1/25/2016	25,000(2)		0.96	1/24/2020
	4/1/2016					25,000(4)	22,000
	9/26/2016					25,000(5)	22,000
	12/14/2016					25,000(5)	22,000

John J. Walsh	1/25/2016		25,000(3)	0.96	1/24/2020

(1)	Stock option awards which vest 100% on the third anniversary of the grant date, with a five-year option term.

(2)	Stock option awards which vest 100% on the third anniversary of the grant date, with a four-year option term.

(3)	Stock option awards which had accelerated vesting of 100% effective August 16, 2016 by approval of the Board in connection with the CSS business sale to ADI.

(4)	Restricted stock award which vests 100% on the third anniversary of the grant date.

(5)	Restricted stock award which vests 100% on the fourth anniversary of the grant date.

(6)	Market value of shares that have not vested in column (h) was calculated using the closing stock price on December 30, 2016 ($0.88) the last trading day of fiscal year 2016.

2016 DIRECTOR COMPENSATION

The following table sets forth our compensation of directors in 2016, except for Mr. Jeffrey T. Gill, who receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)(6)	(g)(2)	(h)
J. F. Brinkley	40,000	6,120	5,000	51,120
G. L. Convis	40,000	6,120	5,000	51,120
W. G. Ferko	40,000	6,120	5,000	51,120
R. E. Gill (3)	—	—	83,307	82,442
R. S. Gill	40,000	6,120	5,000	51,120
W. L. Healey	40,000	6,120	5,000	51,120
R. F. Lentz (4)	40,000	6,120	5,000	51,120
S. R. Petersen	40,000	6,120	5,000	51,120
R. Sroka (5)	40,000	104,870	5,000	149,870

(1)	The amounts in column (c) reflect the dollar amounts for the aggregate grant date fair value for each stock award granted during 2016 for each non-employee director serving in his position at the end of the first quarter, in accordance with FASB ASC Topic 718, awarded pursuant to the 2015 Sypris Omnibus Plan and the Directors Compensation Program. Because these awards consisted of fully vested shares, except for 100,000 shares of restricted stock awarded to Mr. Sroka as noted below, the amounts in column (c) are equal to the fair value of all shares awarded in 2016 calculated based on the closing price of our Common Stock as of the time of the award.

(2)	The amounts provided in column (g) represent the annual salary, along with the aggregate dollar amount of all perquisites for Mr. R. E. Gill, as an executive officer of the Company, including an annual automobile allowance for personal and business use, Company 401(k) matching contributions, and a term life policy, including taxes owed with respect to payments relating to such insurance policies for a partial year of service. Additionally for each of the directors, the aggregate dollar amount includes a variety of routine perquisites, including complimentary or discounted food, drink, entertainment and related travel, clothing, gifts or similar benefits which in the aggregate do not exceed $5,000 for Mr. R. E. Gill’s partial year of service and $5,000 for all other directors in value per year.

(3)	Mr. R. E. Gill did not receive separate compensation for his services as a director in addition to his total compensation for services as an executive officer. Mr. R. E. Gill, who passed away in July 2016, is also the father of the Company’s President and Chief Executive Officer, Jeffrey T. Gill, and R. Scott Gill.

(4)	Mr. Lentz resigned as a Director effective as of January 27, 2017.

(5)	The amounts awarded in column (c) include the annual stock award of 6,000 shares and three special restricted stock awards to Robert Sroka, granted in recognition of his exceptional contributions as a director. These amounts reflect the fair values of these awards to Mr. Sroka in accordance with ASC Topic 718, in each case based on the closing price of our Common Stock on the date of the award. Assumptions used in the calculation of the restricted stock amounts are included in Note 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC.

(6)	The aggregate number of stock and option awards outstanding as of the 2016 fiscal year-end includes 100,000 shares of restricted stock awarded to Robert Sroka under the 2015 Sypris Omnibus Plan.

In accordance with the Directors Compensation Program, non-employee directors are paid a cash retainer on a quarterly basis in arrears and receive an award of Common Stock. For compensation payable in 2017, the annual cash retainer is $40,000 and the common stock award is 6,000 shares.

All directors are reimbursed for travel and related expenses for attending Board and committee meetings. In 2016, the Company held four meetings which required Board members to travel. We also provide non-employee directors with travel accident insurance when on Company business. Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which may be referred to as a “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the “Summary Compensation” and “Outstanding Equity Awards at Fiscal Year-End 2016” tables above, as well as our accompanying narrative disclosure to such tables, our executive compensation program contains elements of cash and equity-based compensation. We believe our program is designed to align the interests of our named executive officers with those of our stockholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.

From time to time the Company has also utilized a number of alternative compensation strategies to retain and motivate key employees and executive officers to meet both near-term and longer-term financial and strategic goals. Over the past several years, the Company has encountered economic uncertainty or other difficulties. The Company has had to adjust its compensation strategies to meet these challenges. See above under “Recent Compensation Actions” for a discussion of the base salary reductions during 2015 and again during 2016 with Messrs. Allen and McGeeney.

The Board is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End 2016,” including the related footnotes and accompanying narrative disclosure, is hereby approved.

Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve this Proposal Two. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. The Board recommends a vote FOR the resolution approving the compensation of the Company’s named executive officers.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our 2016 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s 2016 Annual Report on Form 10-K, which may be obtained without charge, by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone, or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2017 (the “2017 Annual Meeting”) must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 in compliance with the following deadlines and procedures:

•

For any proposal that a stockholder wishes to include in our proxy materials for the 2018 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934, the proposal must be submitted no later than December 7, 2017. The proposal also must comply with SEC regulations set forth in Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

•

For any proposal that a stockholder wishes to propose for consideration at the 2018 Annual Meeting but does not wish to include in the proxy materials for that meeting pursuant to Rule 14a-8, our Amended and Restated Bylaws require a notice of the proposal to be delivered not later than 10 days after the public announcement of the meeting date or, if earlier, the date on which notice of the meeting was mailed. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

To the extent any proposals are presented for consideration at the 2018 Annual Meeting but are not described in our proxy materials for that meeting, the proxies solicited by Sypris for the 2018 Annual Meeting may confer discretionary authority to the persons named as proxy holders to vote on any such proposals.

John R. McGeeney

Vice President, General Counsel and Secretary

April 5, 2017

002CSN79D7

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:01 a.m., Eastern Time, on May 9, 2017.

Vote by Internet • Go to www.investorvote.com/SYPR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Class III Directors for a term of (3) years.
	For	Withhold	+
01 - Gary L. Convis	☐	☐
02 - William G. Ferko	☐	☐
03 - Jeffrey T. Gill	☐	☐

		For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

            02JDCC

2017 Annual Meeting

2017 Annual Meeting of

Sypris Solutions, Inc. Stockholders

Tuesday, May 9, 2017, 10:00 a.m., EDT

Lower Level Seminar Room, 101 Bullitt Lane

Louisville, KY 40222

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope. If you vote by telephone or Internet, it is not necessary to return this card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 9, 2017: The notice of the annual meeting of stockholders, proxy statement, form of proxy card and the Sypris Solutions 2016 Annual Report to stockholders are available at www.sypris.com/proxymaterials.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sypris Solutions, Inc.

Notice of 2017 Annual Meeting of Stockholders

Lower Level Seminar Room, 101 Bullitt Lane, Louisville, KY 40222

Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2017

The undersigned appoints R. Scott Gill and Jeffrey T. Gill, and each of them, as Proxies for the undersigned, or any of them, each with the power of substitution. The Proxies are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sypris Solutions to be held on May 9, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)